Comparison of change in value of $10,000 investment in Dreyfus California Intermediate Municipal Bond Fund and the Lehman Brothers 10-Year Municipal Bond Index

EXHIBIT A:

              Dreyfus       Lehman
            California     Brothers
           Intermediate    10-Year
  PERIOD     Municipal    Municipal
               Bond          Bond
               Fund        Index *

  4/20/92     10,000       10,000
  3/31/93     11,251       11,217
  3/31/94     11,647       11,533
  3/31/95     12,202       12,401
  3/31/96     13,025       13,501
  3/31/97     13,623       14,204
  3/31/98     14,818       15,678
  3/31/99     15,640       16,661
  3/31/00     15,643       16,741
  3/31/01     17,017       18,542

*Source: Lipper Inc.